Exhibit 99.1

NEWS RELEASE

Date:	November 29, 2006
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES REPORTS

46% INCREASE IN ANNUAL EARNINGS

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA) today announced financial results for the fourth fiscal quarter and for the year ended October 31, 2006. For the year, the Company reported revenues of $59.965 million with earnings of $0.07 per diluted share.  This represents a 46% increase in earnings with a 3% increase in revenues when compared to fiscal 2005.

For the fourth fiscal quarter of 2006, the Company reported revenues of $16.728 million with earnings of $0.05 per diluted share.  Compared to the fourth quarter of last year, earnings nearly tripled on a 2% increase in revenues.

The reported results are unaudited and, although no material changes are expected, are subject to change.  The audit is expected to be complete by the end of December 2006.

“A very strong fourth quarter enabled us to complete the year with a 46% year-over-year growth rate in earnings,” stated Jack Ingram, CEO of XETA Technologies.  “We are successfully taking XETA’s enhanced capabilities to the greatly expanded marketplace in which we now serve.  It is interesting to note that the Company’s profit in the fourth fiscal quarter of 2006 was more than the profit for the entire year of 2005.  We are definitely seeing the payoff from our intensive investment period over the past few years and are obviously very pleased with these results.  Due to the vast revenue opportunities we see ahead, we are targeting strong earnings growth to continue into the foreseeable future.”

According to Greg Forrest, President and COO, “We are now realizing benefits from previous strategic initiatives. The fourth quarter results were the best and most balanced of 2006 and the strongest in the last eleven quarters.  The three key contributing factors were gross margins which improved 1.5 points, lower operating expenses which declined 6%, and increased manufacturer’s rebates earned from higher sales of both Nortel and Avaya systems.

“According to plan, the improvements in overall gross margins were positively affected by the product mix during the quarter,” Forrest continued.  “Our gross margins earned on equipment sales were higher in all sectors of our business including enterprise as well as our government and lodging vertical markets.  Our overall Managed Services margins remained strong, especially on the all-important recurring portion of this revenue stream.  We are also pleased to report that our fourth quarter commercial services revenue increased 44% compared to the fourth quarter of 2005.

“Looking ahead to 2007, our top line revenue objectives will focus on growth in each of our three major lines of business—Nortel, Avaya and Managed Services,” continued Forrest.  “Our growth strategies target deeper penetration of previously acquired accounts, continued development of new retail or direct accounts and further expansion of our wholesale or indirect relationships.  We expect to see continued improvements in operational efficiency of our business, which should further improve operating margins.  Additionally we will continue our analysis of several new addressable markets which are evolving as the communications industry shifts towards ubiquity.”

Ingram continued, “After a long investment period in which we aggressively expanded both our expertise and our addressable markets, fiscal 2006 results demonstrate that we are well into the phase of exploiting the resulting new opportunities.  As this growth phase develops over the next three to five years, we expect to see earnings continue to improve at a much faster rate than revenue growth.  Our current operating margins are low compared to our historical levels and compared to what we expect to see as our long-term expansion plan continues to unfold.  For fiscal 2007, we are targeting revenues at $60 million to $65 million with earnings at $0.10 to $0.12 per share, diluted.  As has almost always been the case, we can expect most of the positive results to occur in the latter part of the year.  Given this historical earnings profile, our earnings target for the first quarter is $0.00 to $0.02 per diluted share.”

XETA Technologies will host a conference call to discuss these issues at 10:00 a.m. (TZ: Central) on Thursday, November 30, 2006. The media, analysts and investors are invited to participate by dialing 888-428-4480.  A replay of the call will be available from 1:30 p.m. (TZ: Central) that day through 11:59 p.m. (TZ: Central) on December 7, 2006 by dialing 800-475-6701, access code 849419.

	Quarter Ending Oct 31		Year Ending Oct 31
	2006	2005	2006	2005

Sales
Systems	8,200	8,663	29,249	27,943
Services	8,449	7,309	29,894	28,241
Other	79	390	822	1,819
Total	16,728	16,362	59,965	58,003

Gross Profit Margin	25.5%	24.0%	24.6%	25.8%

Operating Expense	3,374	3,600	13,398	14,186

Income From Operations	889	333	1,336	758

Interest And Other Income (Exp)	(38)	(22)	(128)	58

Net Income After Tax	516	188	719	494
Basic Earnings Per Share	$0.05	$0.02	$0.07	$0.05
Diluted Earnings Per Share	$0.05	$0.02	$0.07	$0.05

Wt. Avg. Common Shares Outstanding	10,215	10,208	10,180	10,087

Wt. Avg. Common Equivalent Shares	10,215	10,190	10,210	10,117

(The information is presented in thousands except percentages and per-share data.)

			October 31, 2006	October 31, 2005

Assets	Current	Cash	175	177
		Receivables (net)	12,246	11,634
		Inventories (net)	4,943	5,650
		Other	1,362	2,289
		Subtotal	18,725	19,750

	Non-Current	Receivables (net)	129	167
		PPE (net)	10,485	10,411
		Goodwill & Intangibles	26,563	26,656
		Other	11	35
		Subtotal	37,188	37,269

	Total Assets		55,913	57,019

Liabilities	Current	Notes Payable	171	1,123
		Revolving Line of Credit	3,119	4,395
		Accounts payable	4,326	4,848
		Unearned Revenue	1,803	1,506
		Accrued Liabilities	2,995	2,398
		Subtotal	12,414	14,270

	Non-Current	Long Term Debt	1,526	1,697
		Other	4,088	3,954
		Subtotal	5,614	5,651

	Total Liabilities		18,028	19,921

Equity			37,885	37,098

(The information is presented in thousands.)

# # #

About XETA Technologies

XETA Technologies is a leading provider of enterprise-class communications solutions, installation and service in the emerging, highly technical world of converged communications solutions for voice and data applications.   XETA has sales and service locations nationwide.  XETA is one of the largest providers of Avaya voice and data communication solutions and has recently added the Nortel voice and data product line.  XETA markets a line of proprietary call accounting systems to the hospitality industry and has long been recognized as the leading provider of call accounting solutions to that industry.  More information about XETA (NASDAQ:  XETA) is available at www.xeta.com.

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements include statements concerning revenue objectives and growth strategies, expectations for continued improvements in operating costs and operating margins, and revenues and earnings expectations.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to: the Company’s ability to continue to improve systems sales while maintaining gross profit margins; the Company’s ability to continue to add new service customers and produce acceptable gross margins on service revenues; increased competition; the Company’s ability to successfully exploit the Nortel market and the long term success of the Company’s growth strategies; the Company’s ability to adapt to the increasing complexity and rapid changes in the products offered for sale; the Company’s dependence upon a single customer for the recent growth in its Managed Services offering; the impact of increased cell phone use by hotel guests upon the Company’s lodging customers’ decisions to maintain their call accounting service contracts; and the availability and retention of sales professionals and certified technicians.  Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2005, as updated in its Form 10-Q for the fiscal quarter ended July 31, 2006.